EXHIBIT 99.1

Scientific Industries Announces Retirement of Member of Board of Directors

BOHEMIA, NY / June 14, 2023 / Scientific Industries, Inc. (OTCQB: SCND), a life sciences tool provider, and a developer of digitally simplified bioprocessing products, announced today that Joseph G. Cremonese, a member of the Company’s board of directors is retiring and has therefore, resigned, from the Company’s Board of Directors, effective June 13, 2023.

Mr. John Moore, Chairman of the Company, said, “We are grateful for the guidance Joe has provided the Company.  He had an illustrious career in the laboratory equipment industry, including a stint as the first Vice President of Strategy at Fisher Scientific.  He played a critical role in the 2011 acquisition of our bioprocessing assets and was an important advisor to Helena and me.  We wish him the best as he pursues other interests in his well-deserved retirement.”

Ms. Helena R. Santos, Chief Executive Officer and a Director, stated, "Mr. Cremonese’s dedicated service to the Company as a member of the Board since 2002, and all his support and hard work is greatly appreciated.”

About Scientific Industries, Inc.

Scientific Industries (OTCQB:SCND), is a life science tool provider. It designs, manufactures, and markets laboratory equipment, including the world-renowned Vortex-Genie® 2 Mixer and Torbal® balances, and bioprocessing systems under the product name Cell Growth Quantifier and Liquid Injection System. Scientific Industries’ products are generally used and designed for research purposes in laboratories of universities, hospitals, pharmaceutical companies, medical device manufacturers, and pharmacies. To learn more, visit www.scientificindustries.com.

About Scientific Bioprocessing, Inc.

Scientific Bioprocessing, Inc. (“SBI”) is dedicated to providing state-of-the-art instruments, strategies, and technologies to expedite the production of viable cells and therapies with a streamlined process and product consistency. SBI’s mission is to develop sensor technologies and instruments that make cell culture and bioprocessing work easier, experiments more reproducible, and culture conditions better suited to meet experimental objectives. SBI is a subsidiary of Scientific Industries Holdings, Inc. To learn more, visit www.scientificbio.com.

Safe Harbor Statement

Statements made in this press release that relate to future events, performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual events, performance or results to materially differ. The Company undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in the Company's Securities and Exchange Commission reports, including our annual report on Form 10-K.

Company Contact:
Helena R. Santos	or:
CEO and President	Joe Dorame
Phone: 631-567-4700	Lytham Partners, LLC
hsantos@scientificindustries.com	Phone: (602)889-9700
info@scientificindustries.com	SCND@lythampartners.com